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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:    XYZ Fund Trust

Address of Principal Business Office (No. & Street), City, State, Zip Code):

59 East 78th Street, Suite 2, New York, NY 10021

Telephone Number (including area code): 212-737-9590

Name and address of agent for service of process:

Steven R. Howard
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to

Section 8(b) of the Investment Company Act of 1940

concurrently with the filing of Form N-8A.              YES   X      NO
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                                   SIGNATURES



Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 4th day of June, 2003.

                                      Signature  XYZ Fund Trust
                                                 (Name of Registrant)


                                      BY  Howard Horowitz
                                          (Name of director, trustee or
                                          officer signing on behalf of
                                          Registrant)